Exhibit A


                               PURCHASE AGREEMENT

     THIS PURCHASE AGREEMENT ("Agreement") is executed this 17th day of October 2000 by and between Cyberbotanical, Inc., a Nevada corporation ("CBI") and Kelly's Coffee Group, Inc., a Nevada corporation ("Kelly's").

                                    Recitals

     CBI desires to purchase and acquire and Kelly's desires to sell and transfer the assets and liabilities of Kelly's as of August 31, 2000, (the "Property"), in a private transaction and in exchange for the acceptance of the obligations CBI will also receive the assets of Kelly's (except the shares of common stock of CBI held by Kelly's).

                                    Agreement

     In consideration of the mutual promises, covenants, and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by all the parties, the parties hereby agree as follows:

1. Purchase and Sale of Property. Kelly's agrees to transfer the Property to Kelly's, and CBI agrees to acquire the Property from Kelly's, the Property is further defined as those assets and liabilities identified in the 10-QSB for August 31, 2000 as filed by Kelly's with the sole exception being the shares of CBI common stock held by Kelly's, a copy of that 10-QSB is attached hereto and labeled as Exhibit "A."

2. Purchase Price. As consideration for the Property, CBI agrees to indemnify Kelly's from all claims and payments related to any of the obligations included in the Property.

3. Representation and Warranties of Kelly's. Kelly's represents and warrants that:

          a. Kelly's is an entity incorporated under the laws of the State of Colorado.

          b. Kelly's has such knowledge and expertise in financial and business matters that it is capable of evaluating the merits and substantial risks of the transfer of the Property and is able to bear the economic risks relevant to the transfer of the Property hereunder.

          c. Kelly's is relying solely upon independent consultation with its professional, legal, tax, accounting and such other advisors as Kelly's deems to be appropriate in transferring the Property; Kelly's has been advised to, and has consulted with, its professional tax and legal advisors with respect to any tax consequences of transferring the Property.

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          d.   Kelly's   understands   that  CBI  is  relying   upon   Kelly's's
               representations and warranties as contained in this Agreement in consummating the sale and transfer of the Property. Therefore, Kelly's agrees to indemnify CBI against, and hold it harmless from, all losses, liabilities, costs, penalties and expenses (including attorney's fees) which arise as a result of a sale, exchange or other transfer of the Property other than as
               permitted   under  this  Agreement  and  to  provide  good  faith
               cooperation with any asserted claim against or involving the Property as transferred to CBI.

          e. Kelly's Board of Directors has reviewed and approved this transaction with full disclosure that Richard Surber is the President of both Kelly's and CBI and that the other members of the Board have approved the proposed transaction.

4.   Representations and Warranties of CBI. CBI represents and warrants that:

          a. CBI is a corporation duly organized and validly existing under the laws of the State of Nevada.

          b. CBI agrees to indemnify and hold Kelly's harmless from any claim arising from any of the assets or liabilities that constitute the Property. It shall inform Kelly's and cooperate with Kelly's in any response or defense that shall or should be made to any claim that arises from the Property and shall promptly resolve and settle those claims arising from the Property in a reasonable and business like manner as facts and circumstances permit.

          c. CBI agrees and represents that the Property is known to contain both assets and liabilities, that such assets and liabilities are not of definitive valuation and have not been subject to valuation by an independent third party.

          d. CBI is relying solely upon its independent consultation with its professional, legal, tax, accounting and such other advisors as CBI deems to be appropriate in transferring the Property as provided for herein. CBI has been advised to, and has consulted with, its professional tax and legal advisors with respect to any tax consequences of transferring the Property. CBI has disclosed to the Board of Directors of Kelly's that Richard Surber is the President of CBI and Kelly's and required the full approval of the remaining members of Kelly's board prior to closing this transaction, such approval to be evidenced by a resolution approved by Kelly's Board of Directors.

          e. All corporate action on the part of CBI required for the lawful execution and delivery of this Agreement and the issuance, execution and delivery of the Shares has been duly and effectively taken. Upon execution and delivery, this Agreement will constitute a valid and binding obligation of CBI, enforceable in accordance with its terms, except as the enforceability may be limited by applicable bankruptcy, insolvency or similar laws and judicial decisions affecting creditors' rights generally.


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          f.   CBI   understands    that   Kelly's   is   relying   upon   CBI's
               representations and warranties as contained in this Agreement in consummating the sale and transfer of the Property. Therefore, CBI agrees to indemnify Kelly's against, and hold it harmless from, all losses, liabilities, costs, penalties and expenses (including attorney's fees) which arise as a result of a sale, exchange or other transfer of the Property other than as permitted under this Agreement.

5. Survival of Representations, Warranties and Covenants. The representations, warranties and covenants made by CBI and Kelly's in this Agreement shall survive the purchase and sale of the Property.

6.   Miscellaneous.

          a. In the event any one or more of the provisions contained in this Agreement are for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement. This Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

          b. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns. The parties hereto may not transfer or assign any part of their rights or obligations except to the extent expressly permitted by this Agreement.

          c. This Agreement constitutes the entire agreement and understanding between the parties with respect to the sale of the Property and may not be modified or amended except in writing signed by both parties.

          d. No term or condition of this Agreement shall be deemed to have been waived nor shall there be any estoppel to enforce any provision of this Agreement except by written instrument of the party charged with such waiver or estoppel.

          e. The validity, interpretation, and performance of this Agreement shall be governed by the laws of the State of Utah, without regard to its law on the conflict of laws. Any dispute arising out of this Agreement shall be brought in a court of competent jurisdiction in Salt Lake County, State of Utah. The parties exclude any and all statutes, laws and treaties which would allow or require any dispute to be decided in another forum or by other rules of decision than provided in this Agreement.







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     IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the day and year first appearing herein.


Cyberbotanical, Inc.

          /s/ Ruairidh Campbell
By:  _________________________________
Name: Ruairidh Campbell
Title: Vice-President



Kelly's Coffee Group, Inc.

        /s/ Richard Surber
By:  _________________________________
       Richard Surber, President











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